Exhibit 10.7

Referral Agreement

THIS REFERRAL AGREEMENT is made and entered into as of January 1, 2010, between Modavox, Inc., a Delaware corporation, with its principal place of business at 43 W. 24th Street, Suite 11B, New York, NY 10001 (“Company”), and C&H Capital, Inc., a Georgia corporation with its principal place of business at 2020 Stone Meadow Way, Cumming, GA 30041 (“Consultant”).

Recitals

1.	Company is engaged in the business of providing Internet-based communication and interaction services using the Company’s proprietary brand, technical platforms, and patented processes and methods;

2.
Consultant is engaged in the business of consulting and making capital investments in early stage technology companies and as a result Consultant has a network of high net worth individuals and investment fund managers who Consultant desires to introduce to the Company from time to time;

3.	In furtherance of its business objectives, Company desires to receive certain investor/capital referrals from Consultant; and

4.	Consultant agrees to provide investor/capital referrals to the Company under the terms and conditions set forth in this Agreement.

In consideration of the mutual promises set forth herein, it is agreed by and between Company and Consultant as follows:

I.  Nature of Work

A.           Accredited Investor Referrals.  Consultant, where commercially practical and consistent with good business practice, will identify to Company management certain “Accredited Investors,” as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (each, an “Accredited Investor”), who may desire to make capital investments in the Company given the Accredited Investor’s background and investment profile.  In advance of introducing an Accredited Investor to the Company, Consultant will notify the Company in writing (which writing may be via email) of the identity of the Accredited Investor. In addition, Consultant will qualify that the Accredited Investor has expressed a reasonable interest in learning more about the Company or making a capital investment in the Company. If, based upon such information, the Company desires, in its sole discretion, to receive an introduction to the Accredited Investor from Consultant, then Company will “accept” or “register” the referral by authorizing Consultant, in writing (which writing may be via email), to facilitate the introduction of the Accredited Investor (each, a “Referred Accredited Investor”).

B.           Prohibited Activities.  Consultant is not a registered broker dealer and may not be compensated for any financings or securitization of capital.  Consultant will not act, either directly or indirectly, as a broker, dealer, agent or investment advisor under applicable federal or state securities laws.  In providing services under this Agreement, Consultant’s activities will be limited to introducing Accredited Investors to the Company, and Consultant will not use any general solicitation or general advertising within the meaning of applicable securities laws in connection with any offering of securities by the Company.  Consultant will introduce the Company to Accredited Investors only in states in which Consultant has been advised that offers and sales of securities can be legally made by the Company.  Consistent with the foregoing, Consultant has no authority to, and will not: (i) offer for sale or solicit offers to buy any securities of the Company to or from any person; (ii) provide any advisory or valuation services to any person regarding any securities offerings or the merits or risks of an investment in such securities; (iii) provide any information to any person, other than such information reasonably necessary to introduce such person to the Company, regarding the Company, its proposed business or any such securities or offerings; (iv) make any representations or warranties in connection with any such offerings; (v) otherwise effect any transactions with respect to, or induce or attempt to induce the purchase or sale of, any such securities; (vi) make or have made written postings or publications about the Company, on the Internet (chat rooms, message boards, etc.) or in any other published media, without express written approval from the Company as to the content of such publication; provided, however, that the foregoing does not prohibit Consultant from disseminating Company-issued press releases, filings or third party articles relevant to the Company’s business.

II. Warranties

Consultant hereby represents and warrants to Company that: (i) it has the authority and capacity to execute and deliver this Agreement and perform its obligations hereunder; (ii) this Agreement constitutes a legal, valid and binding obligation of Consultant, enforceable against Consultant in accordance with its terms;  (iii) it has all necessary rights or approvals, for which it is responsible, for Consultant to be able to provide the Services to Company; (iv) in executing its duties under this Agreement, Consultant will comply with all laws, regulations and rules, whether pursuant to state, federal or administrative authorities, including, by way of example, laws related to Securities and all rules, guidance and regulations issued or promulgated by the Securities Exchange Commission (the “SEC”), and (iv) in executing its duties under this Agreement, Consultant will not divulge non-public material information about the Company (“Insider Information”), to the extent Consultant obtains such Insider Information, to any third party, whether directly or indirectly, and in all events Consultant agrees to comply with the Company’s Policy “Securities Trading By Company Personnel” attached hereto as Exhibit B.

III. Compensation

A.           Annual Consulting Fee.  As compensation for Consultant’s efforts in making introductions of Accredited Investors to the Company as defined under this Agreement, Company will pay Consultant an annual fee of one hundred and twenty five thousand dollars ($125,000) (the “Annual Referral Fee”), which Annual Referral Fee is payable by the Company as follows: (i) $50,000 payable within ten (10) business days after the date the Agreement is executed; and (ii) $25,000 payable quarterly thereafter following calendar quarters 2, 3 and 4, within ten (10) business days after the last day of each such calendar quarter.  Such fee is not contingent on the “success” of any particular Consultant referral and will be paid regardless of whether such Accredited Investor Referrals lead to investments in the Company.  The Company has agreed to the Annual Consulting Fee given the Company’s business judgment as to the perceived value of referrals from Consultant and assumptions made by the Company as to the likelihood of receiving investments from Accredited Investor Referrals during the Consulting Term.  In the event of a Change of Control of the Company, unpaid portions of the Annual Referral Fee will accelerate and Consultant will be paid within ten (10) business days following public announcement of the Change of Control.  For purposes of this Agreement, "Change Of Control" means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is subject to the Exchange Act at such time.

B.           Expenses.  Consultant will be responsible for paying all expenses associated with Consultant’s services hereunder, including computer, telephone, travel and office expenses.

IV.  Confidentiality

As a condition to this Agreement, Consultant will execute a Confidentiality & Non-Solicitation Agreement with an effective date of December 1, 2009, which document is hereby incorporated into and made part of this Agreement as Exhibit A.

V. Duration & Termination

A.           Term.  The duration of the Agreement, unless otherwise extended by the mutual written consent of both parties, shall be for the one-year period beginning January 1, 2010, and ending December 31, 2010 (the “Consulting Term”), unless the Agreement is terminated sooner in accordance with the following paragraph.

B.           Termination.  Either party may terminate this Agreement upon thirty (30) days advanced written notice to the other party.  Upon such termination, the Company’s only liability to Consultant will be its obligation to pay fees earned by Consultant prior to the date of termination.

VI. Status of Consultant

This Agreement calls for the performance of the services of the Consultant, as an independent contractor, and Consultant will not be considered an employee of the Company for any purpose, including, but not limited to, tax and insurance matters. Company is not responsible for the payment of employer-related taxes which may be imposed with respect to any employees or agents of Consultant including, but not limited to, FICA, unemployment taxes, state and federal income tax withholding payments.  The employees, subcontractors, methods, facilities and equipment used by Consultant shall be at all times under its exclusive direction and control. Company’s relationship to Consultant under the Agreement shall be that of an independent contractor, and nothing in the Agreement shall be construed to constitute Consultant, its subcontractors or any of their employees as an employee, agent, associate, joint venturer, or partner of Company. It is agreed that Consultant’s employees who are assigned to Company work under the Agreement, if any, shall at all times be and remain employees of Consultant.

VII. Services for Others

During the term of this Agreement, Consultant may not perform consulting or similar professional services for any other person or firm engaged in a business competitive to Company, without Company’s prior written approval.

VIII. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of New York.  All actions arising out of the Agreement shall be brought in New York, New York.

IX. Integration, Execution, and Headings

A.           Entire Agreement.  This Agreement, including the Mutual Non-Disclosure Agreement and Insider Trading Policy incorporated herein, contains the entire agreement among parties and supersedes all prior and contemporaneous oral and written agreements, understandings, and representations among the parties.  No amendments to this Agreement shall be binding unless executed in writing by all of the parties.

B.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, and all of such together shall constitute one and the same instrument.

C.           Invalidity.  If any provision, or portion thereof, of this Agreement is invalid under applicable statute or rule of law, it is only to that extent to be deemed omitted.

X. Arbitration; Attorney’s Fees

Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation, of it, shall be settled by arbitration in New York, New York, or as otherwise mutually agreed upon by the parties, under the commercial arbitration rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.  If any legal action or any arbitration of other proceeding is brought for the enforcement of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney’s fees and other costs incurred in that action or preceding, in addition to any other relief to which it or they may be entitled.

XI. Assignment & Subcontracting

The Agreement shall not be assignable or otherwise transferable, in whole or in part, by Consultant. Consultant shall not be permitted to subcontract any Services or work without the prior written consent of Company.

XII. Company Policy and Procedures

Consultant and any agents of Consultant shall observe Company’s policies and procedures and shall perform their respective duties in a manner which does not interfere with Company’s business and operations.

IN WITNESS WEREOF, the parties to this Agreement have duly executed on the day and year as written above:

Modavox, Inc.	C&H Capital, Inc.
By:	By:
Print Name: Mark Severini	Print Name:
Title: CEO	Title:
Date: January 15, 2010	Date:

Exhibit A

Mutual Non-Disclosure Agreement

Modavox, Inc., a Delaware Corporation including its division Augme Mobile™, having a principle place of business at 135 West 20th Street, 5th Floor, New York, NY 10011 (“Modavox”), and C&H Capital, Inc., a Georgia corporation, having a principle place of business at  2020 Stone Meadow Way, Cumming, GA 30041 (“Company”), hereby enter into this Mutual Non-Disclosure Agreement (“Agreement”), effective as of December 1, 2009 (“Effective Date”) and agree as follows:

1.
Modavox and Company, for their mutual benefit, desire to disclose to one another certain Confidential Information (defined in Paragraph 2 below) for the purpose of discussing services, products, or potential business relationships (the “Purpose”).

2.
Confidential Information consists of certain specifications, designs, plans, drawings, software, data, internal processes, prototypes, or other business and/or technical information, and all copies and derivatives containing such Confidential Information, which a party considers proprietary or confidential, including but not limited to information related to Modavox’s technical platforms, portal, intellectual property, processes and services (“Confidential Information”). Confidential Information may be in any form or medium, tangible or intangible, and may be communicated in writing, orally, or through visual observation.

3.
The receiving party’s duty to protect the disclosing party’s Confidential Information expires five (5) years from the date on which the Confidential Information was disclosed to receiving party.  Either party may terminate this Agreement upon ten (10) days written notice to the other party; however, any termination of this Agreement shall not relieve the receiving party of its confidentiality and use obligations with respect to Confidential Information disclosed prior to the date of termination.

4.	Modavox and Company agree that:

a)
The receiving party shall use Confidential Information only for the Purpose, shall hold Confidential Information in confidence using the same degree of care as it normally exercises to protect its own proprietary Confidential Information, but not less than reasonable care, taking into account the nature of the Confidential Information, and shall grant access to Confidential Information only to its employees who have a need to know, shall cause its employees to comply with the provisions of this Agreement applicable to the receiving party, shall reproduce Confidential Information only to the extent essential to fulfilling the Purpose, and shall prevent disclosure of Confidential Information to third parties. The receiving party may, however, disclose the Confidential Information to its consultants and contractors with a need to know; provided that by doing so, the receiving party agrees to bind those consultants and contractors to terms at least as restrictive as those stated herein, advise them of their obligations, and the receiving party will be responsible for any violation of the terms of this Agreement by its employees, consultants and contractors and will indemnify the disclosing party for any breach of those obligations.

b)
Upon the disclosing party's request, the receiving party shall either return to the disclosing party all Confidential Information or shall certify to the disclosing party that all media containing Confidential Information have been destroyed. Provided, however, that an archival copy of the Confidential Information may be retained in the files of the receiving party's counsel, solely for the purpose of proving the contents of the Confidential Information.

5.	The foregoing restrictions on each party's use or disclosure of Confidential Information shall not apply to Confidential Information that the receiving party can demonstrate:

a)	was independently developed by or for the receiving party without reference to the Confidential Information, or was received without restrictions; or

b)	has become generally available to the public without breach of confidentiality obligations of the receiving party; or

c)	was in the receiving party's possession without restriction or was known by the receiving party without restriction at the time of disclosure; or

d)
is the subject of a subpoena or other legal or administrative demand for disclosure; provided, however, that the receiving party has given the disclosing party prompt notice of such demand for disclosure and the receiving party reasonably cooperates with the disclosing party's efforts to secure an appropriate protective order.

6.
Access to Confidential Information hereunder shall not preclude an individual who has seen such Confidential Information for the purposes of this Agreement from working on future projects for the receiving party which relate to similar subject matters, provided that such individual does not make reference to the Confidential Information and does not copy the substance of the Confidential Information. Furthermore, nothing contained herein shall be construed as imposing any restriction on the receiving party's disclosure or use of any general learning, skills or know-how developed by the receiving party's personnel under this Agreement, if such disclosure and use would be regarded by a person of ordinary skill in the relevant area as not constituting a disclosure or use of the Confidential Information. As between the parties, all Confidential Information shall remain the property of the disclosing party. By disclosing Confidential Information or executing this Agreement, the disclosing party does not grant any license, explicitly or implicitly, under any trademark, patent, copyright, mask work protection right, trade secret or any other intellectual property right. THE DISCLOSING PARTY DISCLAIMS ALL WARRANTIES REGARDING THE CONFIDENTIAL INFORMATION, INCLUDING ALL WARRANTIES WITH RESPECT TO INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS AND ALL WARRANTIES AS TO THE ACCURACY OR UTILITY OF SUCH CONFIDENTIAL INFORMATION. Execution of this Agreement and the disclosure of Confidential Information pursuant to this Agreement does not constitute or imply any commitment, promise, or inducement by either party to make any purchase or sale, or to enter into any additional agreement of any kind.

7.
The parties acknowledge that certain products, software and technical information provided pursuant to this Agreement may be subject to United States export laws and regulations and agree that any use or transfer of such items must be authorized by the appropriate United States government agency. Neither party shall directly or indirectly use, distribute, transfer or transmit any item of Confidential Information (even if incorporated into other products, software and technical information), except in compliance with United States export laws and regulations.

8.	Either party's failure to enforce any provision, right or remedy under this Agreement shall not constitute a waiver of such provision, right or remedy.

9.
This Agreement and performance thereunder shall be governed by the laws of the law of the State of New York, without regard to the conflict of law rules of such state, and excluding the United Nations Convention on the Sale of Goods.

10.
If a dispute arises with respect to this Agreement which cannot be resolved by negotiation, it shall be referred to a neutral arbitrator selected in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”). The arbitration shall be governed by the United States Arbitration Act and the rules of the AAA. The arbitrator shall not be empowered to limit, expand, or modify this Agreement, to award punitive or exemplary damages, or to award any financial damages other than damages caused by breach of this Agreement. The arbitrator may order limited discovery, but in determining whether to permit discovery shall balance the benefit of the requested discovery against the burden on the party against whom discovery is sought. Each party shall bear its own expenses and an equal share of all the costs and fees of arbitration. The contents and results of the arbitration shall be held in confidence by all participants. Nothing herein shall preclude either party from seeking interim equitable relief from a court of competent jurisdiction. A request by a party to a court for interim relief shall not affect either party's obligation hereunder to arbitrate.

11.
This Agreement constitutes the entire agreement of the parties with respect to the parties' respective obligations in connection with Confidential Information disclosed hereunder and supersedes all prior oral and written agreements and discussions with respect thereto. Each party intends that a facsimile of its signature printed by a receiving fax machine be regarded as an original signature and agrees that this Agreement can be executed in counterparts. The parties can amend or modify this Agreement only by a writing duly executed by their respective authorized representatives. Neither party shall assign this Agreement without first securing the other party's written consent.

Modavox, Inc.	Company
By: [Missing Graphic Reference]	By:
Print Name: Mark Severini	Print Name:
Title: CEO	Title:
Date: January 15, 2010	Date:

Exhibit B

SECURITIES TRADING BY COMPANY PERSONNEL

The Board of Directors of Modavox, Inc. has adopted the following Policy which applies to all personnel (including directors and officers) of our corporation and its subsidiaries (collectively called the “Company”) arising from our legal and ethical responsibilities as a public company.

1.           Prohibition Against Trading on Undisclosed Material Information.  If you are aware of material information relating to the Company which has not yet been made available to the public for at least two full trading days (often called “inside information”), you are prohibited from trading in our securities, directly or indirectly, and from disclosing such information to any other persons who may trade in our securities.  Any information, positive or negative, is “material” if it might be of significance to an investor in determining whether to purchase, sell or hold our securities.  Information may be significant for this purpose even if it would not alone determine the investor’s decision.  Examples include a potential business acquisition, internal information about revenues, earnings or other aspects of financial performance which departs in any way from what the market would expect based upon prior disclosures, important business developments, the acquisition or loss of a major customer or an important transaction.  We emphasize that this list is merely illustrative.

Once material information is announced, trading generally can occur after a lapse of two full trading days.  Therefore, if an announcement is made before the commencement of trading on a Monday, an employee generally may trade in the Company’s stock starting on the Wednesday of that week, because two full trading days would have elapsed by then (all of Monday and Tuesday).  If the announcement is made on Monday after trading begins, employees may not trade in the Company’s stock until Thursday.  However, as discussed below, all trades must be precleared in writing by the Company’s CEO.

The above prohibition against trading on inside information generally reflects the requirements of law as well as the Company’s Policy.  As more fully discussed below, in many cases a breach of this Policy also will constitute a serious legal violation.

2.           Restricted Periods.  No personnel may trade any securities of the Company during the periods that begin on the day following the end of a quarterly reporting period and end two full trading days after the financial results for the quarter, or for the full year with respect to the fourth quarter, have been announced publicly.  The announcement date of the quarterly results varies, but normally occurs toward the end of the month following the end of the fiscal quarter.  The announcement date of yearly results also varies, but normally occurs during May or June.

Note that the limitations in Section 1 above relating to material undisclosed information remain applicable in the period when trading is permitted by this Section 2.  The two sections apply independently.

3.           Pre-clearance of all Trades.  Information relating to the Company’s business is highly sensitive and does not arise at predictable times during quarterly reporting periods.  In addition, due to the relatively small number of Company personnel, sensitive information cannot effectively be isolated in all instances within the Company.  Accordingly, in order to prevent intentional and unintentional violations of applicable law and Company Policy, all trades in Company securities by any director, officer or employee of the Company must be approved in advance, in writing, by the President/Chief Executive Officer of the Company or, in his absence, the Chairman of the Board of the Company.  Trading by the President/Chief Executive Officer must be approved in advance, in writing, by the Chairman of the Board of the Company.  Requests for approval of a proposed trade should be directed to the President/Chief Executive Officer, who will promptly approve or deny the request.  In recognition of the fact that circumstances may arise from time to time that constitute material nonpublic information, but which cannot be widely disclosed within the Company, the President/Chief Executive Officer may, but shall not be obligated to, describe the reason for any denial of a trading request.

4.           Confidentiality.  Serious problems could be caused for the Company by  unauthorized disclosure of internal information about the Company (or confidential information about our customers or vendors), whether or not for the purpose of facilitating improper trading in our stock.  Company personnel should not discuss internal Company matters or developments with anyone outside of the Company, except as required in the performance of regular corporate duties.

This prohibition applies specifically (but not exclusively) to inquiries about the Company which may be made by the press, investment analysts, shareholders or others in the financial community.  It is important that all such communications on behalf of the Company be made only through an appropriately designated officer under carefully controlled circumstances.  Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquiry to the President/Chief Executive Officer or Chief Financial Officer.

5.           Information About Other Companies.  In the course of your employment, you may become aware of material non-public information about other public companies -- for example, other companies with which our Company has business dealings.  You are prohibited from trading in the securities of any other public company at a time when you are in possession of material non-public information about such company.

6.           Tipping.  Improper disclosure of non-public information to another person who trades in the stock (so-called “tipping”) is also a serious legal offense by the tipper and a violation of the terms of this Policy.  If you disclose information about our Company, or information about any other public company which you acquire in connection with your employment with our Company, you may be fully responsible legally for the trading of the person receiving the information from you (your “tippee”) and even persons who receive the information directly or indirectly from your tippee.  Accordingly, in addition to your general obligations to maintain confidentiality of information obtained through your employment and to refrain from trading while in possession of such information, you must take utmost care not to discuss confidential or non-public information with family members, friends or others who might abuse the information by trading in securities.

7.           Limitation of Certain Trading Activities.  We encourage interested employees to own our securities as a long-term investment at levels consistent with their individual financial circumstances and risk bearing abilities (since ownership of any security entails risk).  However, Company personnel may not trade in puts, calls or similar options on our stock or sell our stock “short.”  (You may, of course, exercise any stock options granted to you by the Company on the terms in your grant letter.)

8.           Consequence of Violation. The Company considers strict compliance with this Policy to be a matter of utmost importance.  We would consider any violation of this Policy by an employee as a threat to our reputation.  Violation of this Policy could cause extreme embarrassment and possible legal liability to you and the Company.  Knowing or willful violations of the letter or spirit of the Policy will be grounds for immediate dismissal from the Company.  Violation of the Policy might expose the violator to severe criminal penalties as well as civil liability to any person injured by the violation.  The monetary damages flowing from a violation could be three times the profit realized by the violator, as well as the attorney’s fees of the persons injured.

9.           Resolving Doubts.  If you have any doubt as to your responsibilities under this Policy, seek clarification and guidance before you act from the President/Chief Executive Officer or Chief Financial Officer.  Do not try to resolve uncertainties on your own.

10.           A Caution About Possible Inability to Sell.  Although the Company encourages employees to own our securities as a long-term investment (see Section 7), all personnel must recognize that trading in securities may be prohibited at a particular time because of the existence of material non-public information.  Anyone purchasing our securities must consider the inherent risk that a sale of the securities could be prohibited at a time he or she might desire to sell them.  The next opportunity to sell might not occur until after an extended period, during which the market price of the securities might decline.